Exhibit 99.1

ORGANICELL REGENERATIVE MEDICINE, INC. BECOMES CURRENT WITH SEC REPORTING REQUIREMENTS

Miami, FL (December 22, 2020) -- Organicell Regenerative Medicine, Inc. (OTCBB: BPSR) (the “Company”), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced that it is now current in its SEC reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Upon filing is Quarterly Report on Form 10-Q for the Quarter ended July 31, 2020 on December 18, 2020, the Company became current in its SEC reporting requirements under the Exchange Act. The Company had not been current in such filings since the filing of its Quarterly Report on Form 10-Q for the Quarter ended July 31, 2017. The Company’s periodic filings with the SEC under the Exchange Act may be reviewed online at the SEC’s website, www.sec.gov.

About Organicell Regenerative Medicine, Inc.:

Organicell Regenerative Medicine, Inc. is a clinical-stage biopharmaceutical company that harnesses the power of nanoparticles to develop innovative biological therapeutics for the treatment of degenerative diseases. The company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring microRNAs, without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Maria Ines Mitrani, Chief Science Officer. To learn more, please visit https://organicell.com/.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company's periodic reports that are filed with the SEC and available on the SEC's website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.